===============================================================================
                                               --------------------------------
                                               \        OMB APPROVAL          \
                                               \------------------------------\
                                               \  OMB Number:      3235-0059  \
                                               \  Expires:  January 31, 2002  \
                                               \  Estimated average burden    \
                                               \  hours per response....13.12 \
                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                             LEVEL 8 SYSTEMS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                [LEVEL 8 LOGO]

                             8000 Regency Parkway
                          Cary, North Carolina 27511

                                                                   May 24, 2000

Dear Stockholder:

  You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Level 8 Systems, Inc. (the "Company") to be held at the Grand Hyatt New York, Park Avenue and Grand Central, New York, New York on June 16, 2000 at 9:00 a.m., local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

  The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. We also will report on the operations of the Company during the past year as well as on our plans for the future.

  We are including with this Proxy Statement a copy of the Company's Annual Report. It contains information on the Company's operations, markets, products and services as well as the Company's audited financial statements.

  Please take this opportunity to become involved in the affairs of the Company. Each of the issues covered by the Proxy Statement is important to position the Company for growth. We hope you will take time to carefully consider each matter.

  Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy in the envelope provided. Returning the proxy does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                     Sincerely,

                                     /s/ Arie Kilman
                                     --------------------

                                     Arie Kilman
                                     Chairman of the Board

                             LEVEL 8 SYSTEMS, INC.
                             8000 Regency Parkway
                          Cary, North Carolina 27511

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on June 16, 2000

TO THE STOCKHOLDERS OF LEVEL 8 SYSTEMS, INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of Level 8 Systems, Inc. (the "Company") will be held at the Grand Hyatt New York, Park Avenue and Grand Central, New York, New York on June 16, 2000 at 9:00 a.m., local time, for the following purposes:

  1. To elect seven (7) directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified.

  2. To amend the Level 8 Systems, Inc. 1997 Stock Option Plan to increase the number of shares available for issuance thereunder from 4,000,000 to 5,250,000 shares of common stock.

  3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

  The close of business on May 23, 2000 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          /s/ Dennis McKinnie
                                          -------------------------------

                                          Dennis McKinnie
                                          Senior Vice President
                                          Chief Legal and Administrative
                                          Officer and Corporate Secretary

Cary, North Carolina
May 24, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                             LEVEL 8 SYSTEMS, INC.
                             8000 Regency Parkway
                          Cary, North Carolina 27511

                                PROXY STATEMENT

  This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Level 8 Systems, Inc., a Delaware corporation (the "Company"), of proxies in the accompanying form for use at the Annual Meeting of Stockholders of the Company to be held at the Grand Hyatt New York, Park Avenue and Grand Central, New York, New York at 9:00 a.m., local time, on June 16, 2000, and at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying Notice of Annual Meeting and Form of Proxy are being mailed to the Company's stockholders on May 24, 2000.

                                    VOTING

  If a proxy in the accompanying form is duly executed and returned, the shares represented thereby will be voted at the Annual Meeting and, where a choice is specified, will be voted in accordance with the specification made. Any stockholder who gives a proxy may revoke it at any time before it is exercised by giving a later proxy, by attending the meeting and voting in person or by giving notice of revocation to the Company's Secretary. Executed but unmarked proxies will be voted "FOR" each of the proposals described in this Proxy Statement and in accordance with the best judgment of the proxy holders on any other matter that may properly come before the meeting.

  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of the common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of votes cast. A majority of the votes cast is required to approve each of the other proposals described in this Proxy Statement. Abstentions, broker non-votes and withheld votes will not be considered "votes cast" based on current state law requirements and the Company's Certificate of Incorporation and By-laws.

  Stockholder votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of Delaware, the Company's state of incorporation.

  The close of business on May 23, 2000 has been fixed by the Board of Directors as the record date for the determination of stockholders of the Company entitled to vote at the Annual Meeting. As of that date, the Company had 13,594,419 shares of Common Stock and 11,570 shares of Series A 4% Convertible Redeemable Preferred Stock outstanding, with each share being entitled to one vote (collectively, the "Voting Stock"). Liraz Systems Ltd., a company incorporated under the laws of Israel ("Liraz"), together with the executive officers and directors of the Company, have the right to vote approximately 35.4% of the outstanding shares of Voting Stock. It is anticipated that Liraz and the directors and executive officers of the Company will vote such shares in favor of each of the proposals listed herein. The Company has the right to vote 7.3% of the outstanding Voting Stock and intends to vote these shares in favor of each of the proposals listed herein.

  The expense of the solicitation of proxies will be borne by the Company. Following the original mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegraph, courier service or personal interview by certain of the regular employees of the Company, who will receive no additional compensation for their services. In addition, the Company will reimburse brokers and other nominees for their reasonable expenses incurred in forwarding soliciting material to beneficial owners.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth certain information as of May 15, 2000 with respect to beneficial ownership of shares by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and director nominees, (iii) the executive officers of the Company named in the Summary Compensation Table (the "named executives") and (iv) all directors and executive officers of the Company as a group.

  Stock ownership information has been furnished to the Company by the named person. Beneficial ownership as reported in this section was determined in accordance with Securities and Exchange Commission regulations and includes shares as to which a person possesses sole or shared voting and/or investment power and shares that may be acquired on or before July 23, 2000 upon the exercise of stock options. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by such persons.

                                                        Common Stock
                                               --------------------------------
Name of Beneficial Owner                       No. of Shares   Percent of Class
------------------------                       -------------   ----------------
Liraz Systems Ltd. ("Liraz")(1)..............    5,743,120(2)        39.3%
Welsh, Carson, Anderson & Stowe ("WCAS")(3)..    1,250,000(4)         9.0%
Brown Simpson Strategic Growth Fund,
 Ltd.(5).....................................      455,000(6)         3.2%
Brown Simpson Strategic Growth Fund,
 L.P.(7).....................................      245,000(8)         1.8%
Brown Simpson Partners I, Ltd.(9)............      266,300            2.0%
Arie Kilman..................................       10,000(10)          *
Samuel Somech................................      485,607(11)        3.4%
Theodore Fine................................      138,887(12)        1.0%
Lenny Recanati...............................            0(13)          *
Michel Berty.................................        8,000(14)          *
Robert M. Brill..............................       64,359(15)          *
Steven Dmiszewicki...........................      135,000(16)        1.0%
Dennis McKinnie..............................       55,000(17)          *
Renee Fulk...................................       27,500(18)          *
All current directors and executive officers
 as a group (9 persons)(19)..................      924,353            6.4%

--------
  * Represents less than one percent of the outstanding shares.

 (1) The address of Liraz is 5 Hazoref Street, Holon 58856 Israel.

 (2) Includes 821,257 shares that Liraz may be deemed to share voting power and dispositive power of common stock with Liraz Export (1990) Ltd., an Israeli corporation and a wholly-owned subsidiary of Liraz and 2,000,000 shares (1,000,000 of which are shares of common stock issuable upon the conversion of Series A 4% Convertible Redeemable Preferred Stock) that Liraz may be deemed to share voting and dispositive power with Advanced Systems Europe B.V., a Dutch corporation and a wholly-owned subsidiary of Liraz. Mr. Arie Kilman is a shareholder of Liraz. We have been advised that, as of May 11, 2000, Mr. Kilman owned 1,183,170 ordinary shares of Liraz, which was approximately 19.4% of the ordinary shares of Liraz. Mr. Kilman may, by reason of his ownership in and relationship with Liraz, be deemed to share voting power and dispositive power with respect to the shares beneficially owned by Liraz and therefore may be deemed to be the beneficial owner of such shares.

     IDB Holding Corporation Ltd. ("IDB Holding") owns approximately 71% of the outstanding shares of IDB Development Corporation Ltd. ("IDB Development"). IDB Development, in turn, owns approximately 71.7% of the outstanding Discount Investment Corporation Ltd. ("DIC") common stock which owns all of the outstanding capital stock of PEC Israel Electric Corporation ("EOC"). By reason of the IDB Holdings ownership of IDB Development voting securities, IDB Holding may be deemed to be the beneficial owner of PEC common stock and DIC common stock held by IDB Development. By reason of their positions with, and control of voting securities of, IDB Holding, Mr. Oudi Recanati of Tel Aviv, Israel, Mr. Leon Recanati of Tel Aviv, Israel, Judith Yovel Recanati of Herzlya, Israel and Mrs. Elaine Recanati, may be each deemed to share the power to direct the voting and disposition of the outstanding shares of PEC common stock and DIC common stock owned by IDB Development and may each, under existing regulations of the Securities and Exchange Commission therefore be deemed a beneficial owner of the shares. Mrs. Elaine Recanati is the aunt of Mr. Leon Recanati and Mrs. Judith Yovel Recanati, who are brother and sister, and of Mr. Oudi Recanati, who is the cousin of Mr. Leon Recanati and Judith Yovel Recanati. Companies that the Recanati family control hold approximately 51.6% of the outstanding shares of IDB Holding.

     Excludes 1,250,000 shares of Common Stock held by Welsh, Carson, Anderson and Stowe VI, L.P. ("WCAS VI") and certain parties affiliated or associated with WCAS VI (collectively, the "WCAS Parties"), which Liraz and the Company may be deemed to share voting power and/or investment power pursuant to an agreement between the Company and the WCAS Parties dated November 23, 1998.

 (3) The address of WCAS is 320 Park Avenue, Suite 2500, New York, New York
     10022.

 (4) Includes 944,844 shares of Common Stock, and 236,209 additional shares of Common Stock issuable upon the exercise of warrants held by WCAS VI; 11,290 shares of Common Stock, and 2,823 additional shares of Common Stock issuable upon the exercise of warrants held by WCAS Information Partners II, L.P.; 806 shares of Common Stock, and 202 additional shares of Common Stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the Benefit of Eric Welsh; 806 shares of Common Stock, and 202 additional shares of Common Stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Randall Welsh; 806 shares of Common Stock, and 202 additional shares of Common Stock issuable upon the exercise of warrants held by Trust U/A dated November 26, 1984 for the benefit of Jennifer Welsh; 1,613 shares of Common Stock, and 403 additional shares of Common Stock issuable upon the exercise of warrants held by Reboul, MacMurray, Hewitt, Maynard and Kristol; and 39,835 shares of Common Stock, and 9,959 additional shares of Common Stock issuable upon the exercise of warrants held by general partners of WCAS. WCAS is general partner of each of the foregoing limited partnerships. The principals of WCAS are Bruce K. Anderson, Russell L. Carson, Anthony J. de Nicola, James B. Hoover, Thomas E. McInerney, Robert A. Minicucci, Andrew M. Paul, Richard A. Stowe, Laura Van Buren and Patrick J. Welsh.

 (5) The address of Brown Simpson Strategic Growth Fund, Ltd. is Citco Fund Services, Corporation Center, West Bay Road, P.O. Box 31106, SMB Grand Cayman, Cayman Islands.

 (6) Represents shares issuable upon the exercise of warrants at an exercise price of $10.00 per share.

 (7) The address of Brown Simpson Strategic Growth Fund, L.P. is 152 West 57th Street, 40th Floor, New York, New York 10019.

 (8) Represents shares issuable upon the exercise of warrants at an exercise price of $10.00 per share.

 (9) The address of Brown Simpson Partners I, Ltd. is Walkers P.O. Box, 265GT, Walkers' House, Grand Cayman, Cayman Islands.

(10) Excludes shares owned by Liraz, which may be deemed beneficially owned by Mr. Kilman as a result of his position as a shareholder of Liraz and owner of approximately 19.4% of Liraz. On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options exercisable for 200,000 shares of Common Stock at exercise prices ranging from $10.45 to $14.73. In December 1999, he was granted options to purchase 200,000 shares at an option price of $30.25 per share, which are not exercisable within sixty (60) days. In the first quarter of 2000, Mr. Kilman was also granted options to purchase an additional 50,000 shares of Common Stock, which are not exercisable within sixty (60) days.

(11) Includes 477,805 shares subject to stock options exercisable within sixty
     (60) days; excludes 50,000 shares subject to stock options not exercisable within sixty (60) days.

(12) Includes 112,402 shares subject to stock options exercisable within sixty
     (60) days; excludes 14,500 shares subject to stock options not exercisable within sixty (60) days.

(13) Excludes shares owned by Liraz, see Note 2, which may be deemed beneficially owned by Mr. Recanati as a result of his position as an executive officer of Discount Investment Corporation Ltd. ("DIC"), which owns approximately 20.75% of Liraz.

(14) Includes 8,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 8,000 shares subject to stock options not exercisable within sixty (60) days.

(15) Includes 24,235 shares of Common Stock and 28,124 additional shares of Common Stock issuable upon the exercise of warrants held by Poly Ventures II, L.P., which may be deemed beneficially owned by Dr. Brill as a result of his position as a General Partner of Poly Ventures II, L.P.; includes 12,000 shares subject to stock options exercisable within sixty (60) days; excludes 18,000 shares subject to stock options not exercisable within sixty (60) days.

(16) Includes 135,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 200,000 shares subject to stock options not exercisable within sixty (60) days.

(17) Includes 55,000 shares subject to stock options exercisable within sixty
     (60) days; excludes 55,000 shares subject to stock options not exercisable within sixty (60) days.

(18) Includes 27,500 shares subject to stock options exercisable within sixty
     (60) days; excludes 27,500 shares subject to stock options not exercisable within sixty (60) days.

(19) Excludes shares owned by Liraz as described in Note 2 and includes 855,831 shares issuable upon exercise of options and warrants exercisable within sixty (60) days as described in Notes 11 through 19.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Board of Directors has nominated Arie Kilman, Michel Berty, Robert Brill, Steven Dmiszewicki, Theodore Fine, Lenny Recanati and Samuel Somech for election as directors at the 2000 Annual Meeting of Stockholders. All nominees, except for Steven Dmiszewicki, currently are members of the Board of Directors. All nominees have consented to serve as directors if elected. Each of the directors elected at the 2000 Annual Meeting of Stockholders will serve until the 2001 Annual Meeting of Stockholders and until the election and qualification of his successor or until his earlier death, resignation or removal.

  Frank J. Klein resigned from the Board of Directors effective December 31, 1999. Mr. Dmiszewicki has been nominated to replace Mr. Klein.

  The affirmative vote of a plurality of the votes cast by the holders of Common Stock, voting together as a single class, will be required to elect each of the nominees as a director of the Company for the ensuing year.

Vote to Elect Directors

  Directors are elected by a plurality of the votes cast. As of the record date for the Annual Meeting, the current directors and officers, together with Liraz, have the right to vote 4,821,642 shares, representing 35.4% of the outstanding Voting Stock and have advised the Company that their present intent is to vote for the election of the nominees named in this proposal. The Company has the right to vote another 1,000,000 shares representing 7.3% of the outstanding Voting Stock of the Company, and intends to cause these shares to be voted for the election of the nominees named in this proposal. It is the intention of the persons named as proxies to vote the proxies FOR the election to the Board of Directors of the seven nominees named above, unless a stockholder directs otherwise. In the event that a vacancy (which is not anticipated) arises among the nominees prior to the Annual Meeting, the proxy will be voted for the remaining nominees and may be voted for a substitute nominee designated by the Board of Directors.

  The Board of Directors of the Company, by unanimous action of the Directors, recommends a vote FOR the election of the nominees named in this proposal.

Additional Information Concerning the Board of Directors and Director Nominees

  Set forth below with respect to each nominee is his name, age, principal occupation and business experience for the past five years and length of service as a director of the Company, when applicable.

Arie Kilman

Director since July 1997.    Age: 46

Mr. Kilman has served as Chairman of the Board of Directors of the Company since July 1997. Mr. Kilman has also been Chief Executive Officer of the Company since July 1996. He was President of the Company from July 1996 to October 1996. He previously served as Chairman of the Board of Directors of the Company from December 1994 to July 1996. He is a citizen of Israel.

Michel Berty, Ph.D.

Director since July 1997.    Age: 60

Dr. Berty has served as a director of the Company since July 1997. Since April 1997, Dr. Berty has been the owner of MBY Consultant, Inc. Dr. Berty currently serves as a director of Sapiens International Corporation, N.V., I Gate Capital, Merant, Elligent Consulting Group, Inc. and NetGain, Inc. Dr. Berty served as the Chairman of the Board and Chief Executive Officer of Cap Gemini America (an international information technology consulting firm) from 1993 to April 1997. From 1986 to 1992, he served as the General Secretary of the Gemini Sogeti Group (the parent corporation of Cap Gemini America).

Robert M. Brill, Ph.D.

Director since March 1998.   Age: 53

Dr. Brill has served as a director of the Company since March 1998. Dr. Brill also serves on the Audit Committee of the Board of Directors. Dr. Brill is a General Partner of New Light Management, L.P., Newlight Associates (BVI), L.P. and Poly Ventures II, L.P., venture capital funds specializing in investments in high technology companies. He is also a director of Standard MicroSystems Corporation. Prior to 1989, Dr. Brill had been the Chief Executive Officer of several high technology companies and has held executive and technical positions with Harris Corporation and IBM. Dr. Brill received degrees in engineering physics and physics from Lehigh University and a Ph.D. in physics from Brown University.

Steven Dmiszewicki

Nominated for first time appointment.
                             Age: 38

Mr. Dmiszewicki has served as Chief Operating Officer of the Company since January 1999 and as President of the Company since June 1999. Mr. Dmiszewicki served as Co-President and Chief Financial Officer of Seer Technologies, Inc. ("Seer") from May 1998 to January 1999. From October 1996 to May 1998, he served as Senior Vice President and Chief Financial Officer of Seer. From July 1996 to October 1996, he was employed by Healthpoint G.P. as Vice President, Chief Financial and Administrative Officer. From February 1996 to July 1996, Mr. Dmiszewicki served Seer as Vice President and Chief Financial Officer. From February 1993 until February 1996, Mr. Dmiszewicki served as Seer's Vice President--Finance. Mr. Dmiszewicki, a Certified Public Accountant, obtained his B.S. in Business Administration from Bucknell University.

Theodore Fine

Director since April 1995.   Age: 63

Mr. Fine has served as a director of the Company since April 1995. He currently serves on the Audit and Compensation Committees of the Board of Directors. Mr. Fine co-founded Level 8 Technologies, Inc., a subsidiary of the Company, with Mr. Somech in February 1994. Mr. Fine is also a director and the Chief Executive Officer of Buysmart Enterprises, Inc. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and, from April 1995 to July 1996, served as a marketing and sales consultant to the Company. From March 1974 to December 1992, Mr. Fine was Vice President of Technology for Retail International Operations of CitiBank, N.A.

Lenny Recanati

Director since December 1994.Age: 45

Mr. Recanati has served as a director of the Company since December 1994. During the last twelve years, Mr. Recanati has been a Senior Manager and Director of Discount Investment Corporation ("DIC"). He is Chairman of the Board of Directors of Ilanot-Discounts Mutual Fund Management Company and is a member of the Board of Directors of a number of Israeli industrial and other enterprises affiliated with DIC, including Liraz Systems Ltd., Klil Industries Ltd., Elron Electronics Industries Ltd., Super-Sol Ltd., Bayside Land Corporation Ltd., Tefron Ltd. and Tambour Ltd. Mr. Recanati currently serves as Chairman of the Board of Liraz. Mr. Recanati is a citizen of Israel.

Samuel Somech

Director since April 1995.   Age: 45

Mr. Somech served as President of the Company through June 1999, as Chairman Emeritus since July 1999, as Chief Technology Officer of the Company since October 1996, and as a director of the Company since April 1995. Mr. Somech served as Vice President of the Company from April 1995 to October 1996. He also served as the Technical Director, Messaging Group, of Apertus Technologies, Inc. from January 1994 to March 1994 and Technical Director, Messaging Group, of NYNEX from September 1990 to December 1993. Mr. Somech co-founded Level 8 Technologies, Inc. with Theodore Fine in February 1994. Level 8 Technologies, Inc. was acquired by the Company in 1995 and remains a wholly owned subsidiary. Mr. Somech is a citizen of Israel.

Meetings and Committees of the Board of Directors

  The Board of Directors is responsible for the overall affairs of the Company. The Board of Directors held seven meetings in 1999. Each director attended over 75% of the meetings of the Board and of any committees on which he served in fiscal 1999. To assist the Board of Directors in carrying out this responsibility, the Board has delegated certain authority to several committees. Information concerning those committees follows.

  Messrs. Fine, Kilman and Recanati presently serve on the Compensation Committee of the Board of Directors. The Compensation Committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Company's 1995 Stock Incentive Plan, the 1997 Stock Option Plan, the Company's Employee Stock Purchase Plan (U.S.), the Company's International Stock Purchase Plan and the Company's Outside Directors Stock Incentive Plan, and (ii) the authority to review all compensation matters relating to the Company. The Compensation Committee met ten times during fiscal 1999.

  During 1999, Mr. Frank J. Klein served as a member of the Company's Board of Directors. He tendered his resignation effective December 31, 1999. During 1999, he served on the Compensation and Audit Committees.

  Messrs. Brill, Fine and Recanati presently serve on the Audit Committee of the Board of Directors. The Audit Committee recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee met six times during fiscal 1999.

  The Board of Directors does not have a nominating committee.

  The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee is comprised of Messrs. Fine, Kilman and Recanati. Mr. Kilman is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Except for Mr. Kilman, none of the other members of the Compensation Committee has served as an executive officer of the Company and no executive officer of the Company has served as a member of the Compensation Committee of any other entity of which Messrs. Fine, Kilman or Recanati have served as executive officers. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the directors and executive officers of the Company.

Director Compensation

  In May 1999, stockholders of the Company approved the Outside Director Stock Incentive Plan of the Company. Under this plan, the outside directors may be granted an option to purchase 12,000 shares of Common Stock at a price equal to the fair market value of the common stock as of the grant date. These options vest over a three year period in equal installments upon the eligible Director's election to the Board. Newly elected eligible directors are also eligible to receive an option to purchase 12,000 shares upon initial election or appointment. The Outside Director Stock Incentive Plan also permits eligible directors to receive partial payment of director fees in common shares in lieu of cash, subject to approval by the Board of Directors. In addition, the plan permits the Board of Directors to grant discretionary awards to eligible directors under the plan. Pursuant to the Outside Director Stock Incentive Plan, Messrs. Berty, Brill and Fine received options to purchase 12,000 shares of Common Stock at an exercise price of $9.00 per share. Dr. Brill received options to purchase an additional 6,000 shares of Common Stock pursuant to the 1997 Stock Option Plan at an exercise price of $12.5781 for his service on the Audit Committee. Mr. Fine received options to purchase an additional 6,000 shares of Common Stock at an exercise price of $9.00 per share for his previous uncompensated service on the Board. Those options also vest over a three-year period in equal installments upon their re-election to the Board.

  Michel Berty is entitled to receive $12,000 each year for serving as a Director, and, in addition to the above detailed options, he previously received options to purchase 12,000 shares of Common Stock at an exercise price of $12.75 per share. None of the Company's other Directors received additional monetary compensation for serving on the Board of Directors of the Company in 1999, other than reimbursement of reasonable expenses incurred in attending meetings.

  Dr. Brill was previously granted options to purchase 12,000 shares of Common Stock of the Company at an exercise price of $8.50. Those options vest in equal installments over a four year period beginning in 1998.

Additional Information

  For additional information that should be considered with regard to the election of directors, see "Executive Compensation," "Stock Performance Graph" and "Compliance With Section 16(a) of the Securities Exchange Act of 1934" below.

                              EXECUTIVE OFFICERS

  The Company's current executive officers are listed below, together with their age, position with the Company and business experience for the past five years.

Arie Kilman                  Age: 46

Mr. Kilman currently serves as the Chairman of the Board and Chief Executive Officer of the Company. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Kilman's experience.

Steven Dmiszewicki           Age: 38

Mr. Dmiszewicki has been nominated to serve on the Board of Directors for the first time. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Dmiszewicki's experience.

Dennis McKinnie              Age: 43

Mr. McKinnie has served as Senior Vice President, Chief Legal and Administrative Officer and Corporate Secretary of the Company since January 1999. Prior to that, Mr. McKinnie served as Vice President, Chief Legal and Administrative Officer and Corporate Secretary of Seer since April, 1998. Previously, Mr. McKinnie was Vice President and General Counsel of Seer. He has also served as Corporate Secretary of Seer since February 1996 and as Assistant Secretary prior thereto. From September 1989 to October 1994, he was associated with the Atlanta, Georgia law firm of Powell, Goldstein, Frazer & Murphy, LLP where he was a member of that firm's Technology Litigation Group. Prior to becoming associated with Powell Goldstein, he was Staff Counsel to the Supreme Court of the United States. During his 16 years of law practice, he also clerked for the Alabama Supreme Court and the United States Court of Appeals for the Eleventh Circuit. Mr. McKinnie holds a B.A. from Union University and a J.D. from the Cumberland School of Law of Samford University.

Samuel Somech                Age: 45

Mr. Somech currently serves as Chairman Emeritus, Chief Technology Officer and a director of the Company. Please refer to the section of this Proxy Statement entitled "Additional Information Concerning the Board of Directors and Director Nominees" for additional information regarding Mr. Somech's experience.

Renee Fulk                   Age: 31

Ms. Fulk currently serves as the Chief Financial Officer of the Company. Ms. Fulk served as Vice President, Finance for the Company from January 1999 to December 1999. Prior to this position, she served as Seer's Director of Corporate Finance and Director of Finance for the Americas Operating Division. From March 1996 to November 1996, she was employed as Seer's Manager of Financial Reporting. Prior to joining Seer, Ms. Fulk was with Deloitte & Touche, LLP from August 1990 to March 1996. Ms. Fulk, a Certified Public Accountant, obtained her B.S. in Accounting from East Carolina University.

                            EXECUTIVE COMPENSATION

  The following summary compensation table sets forth the compensation earned by the Company's current Chief Executive Officer and the four other executive officers serving or having served at the end of fiscal 1999 whose salary and bonus exceeded $100,000 for services rendered to the Company during fiscal 1999. The table reflects compensation earned for each of the last three years or for such shorter period of service as an executive officer as is reflected below. For the principal terms of the options granted during fiscal 1999, see "Option Grants in Fiscal 1999."

                          Summary Compensation Table

                                           Annual Compensation
                         --------------------------------------------------------------
                                                             Securities
Name and Principal       Fiscal              Other Annual    Underlying     All Other
Position                  Year   Salary     Compensation(1)   Options      Compensation
------------------       ------ --------    ---------------  ----------    ------------
Arie Kilman,              1999  $120,000(1)    $ 90,000(2)    200,000(3)        $0
 Chief Executive
  Officer,                1998  $115,000(4)    $ 96,350(5)          0           $0
 Chairman of the Board    1997  $112,500       $      0             0           $0
 and Director

Steven Dmiszewicki,       1999  $200,000       $200,000(6)     35,000(7)        $0
 President                1998  $      0       $      0       200,000(8)        $0

Samuel Somech,            1999  $150,000       $  6,954(9)          0           $0
 Chairman Emeritus,       1998  $150,000       $  7,200(9)          0           $0
 Chief Technology
  Officer                 1997  $150,000       $      0        50,000           $0
 and Director

Dennis McKinnie,          1999  $172,917       $ 50,000(10)    95,000(11)       $0
 Senior Vice President,
 Chief Legal and
  Administrative
 Officer and Secretary

Renee Fulk,               1999  $110,583       $ 65,000(12)    40,000(13)       $0
 Chief Financial Officer

--------
 (1) The indicated amounts do not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his or her salary and bonus for any fiscal year to which such benefits pertain.
 (2) Consists of a $90,000 bonus for the successful completion of the acquisition of Template Software, Inc.
 (3) Mr. Kilman previously held 200,000 options to purchase Common Stock of the Company at exercise prices ranging from $9.50 to $14.73. On March 30, 1999, he forfeited all of those options, and in December 1999, he was issued options to purchase 200,000 shares of Common Stock at an exercise price of $30.25. In the first quarter of 2000, Mr. Kilman was also granted options to purchase an additional 50,000 shares of Common Stock.
 (4) Mr. Kilman's salary for 1998 includes an aggregate of $60,000 paid by the Company and $55,000 paid by Liraz.
 (5) The indicated amounts reflect compensation for 1998 paid to Mr. Kilman to pay for travel expenses to and from New York and living expenses in New York, including rent for an apartment, an automobile lease and miscellaneous expenditures related thereto. Liraz has agreed to reimburse the Company at a rate of $3,000 per month for Mr. Kilman's travel expenses.
 (6) Includes a $100,000 performance based bonus and a bonus of $100,000 for the successful completion of the acquisition of Template Software, Inc.

 (7) Mr. Dmiszewicki received options to purchase 35,000 shares of Common Stock at an exercise price of $11.9375.
 (8) In December 1998, Mr. Dmiszewicki received options to purchase 200,000 shares of Common Stock at an exercise price of $7.25.
 (9) Includes compensation paid to Mr. Somech for an automobile lease and mobile telephone lease.
(10) Includes a $50,000 performance based bonus.
(11) Mr. McKinnie received options to purchase 95,000 shares of Common Stock at exercise prices ranging from $9.50 to $11.9375.
(12) Consists of performance based bonuses totaling $65,000.
(13) Ms. Fulk received options to purchase 40,000 shares of Common Stock at exercise prices ranging from $9.50 to $11.9375.

  The following table sets forth information regarding each grant of stock options to each of the named executives during fiscal 1999. The Company is required to withhold from the shares issued upon exercise a number of shares sufficient to satisfy applicable withholding tax obligations. The Company did not award any stock appreciation rights ("SARs") during fiscal 1999.

                         Option Grants in Fiscal 1999

                                          Individual Grants
                         ----------------------------------------------------
                                                                              Potential Realizable Value
                         Number of      Percent                                at Assumed Annual Rates
                         Securities    of Total                                  of Appreciation for
                         Underlying Options Granted                                  Option Term
                          Options    to Employees   Exercise Price Expiration --------------------------
Name                      Granted   in Fiscal Year    ($/share)       Date       5%($)        10%($)
----                     ---------- --------------- -------------- ---------- ------------ -------------
Arie Kilman.............  200,000        10.94%        $  30.25     12/15/09  $  4,756,015 $  12,052,677
Steven Dmiszewicki......   35,000         1.91%        $11.9375     11/04/09  $    262,760 $     665,886
Samuel Somech...........        0            0         $      0          --   $          0 $           0
Dennis McKinnie.........   80,000          5.2%        $   9.50     02/26/09  $    477,960 $   1,211,244
                           15,000                      $11.9375     11/04/09  $    112,611 $     285,379
Renee Fulk..............   25,000         2.19%        $   9.50     02/26/09  $    149,362 $     378,514
                            5,000                      $  9.875     06/10/09  $     31,052 $      78,691
                           10,000                      $11.9375     11/04/09  $     75,074 $     190,253

  The following table sets forth information concerning the options exercised during fiscal 1999 and held at December 31, 1999 by the named executives.

                Fiscal 1999 Year-End Option Holdings and Values

                                                          Number of
                                                    Securities Underlying     Value of Unexercised
                                                     Unexercised Options     In-the-Money Options at
                                                    at December 31, 1999      December 31, 1999(1)
                                                  ------------------------- -------------------------
                         Shares Acquired  Value
Name                       on Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
Arie Kilman(2)..........         0         $ 0            0      200,000             0            0
Steven Dmiszewicki......         0         $ 0      135,000      100,000     3,522,788    2,731,000
Samuel Somech...........         0         $ 0      477,805            0    12,695,279            0
Dennis McKinnie.........         0         $ 0       35,000       60,000       840,538    1,503,600
Renee Fulk..............         0         $ 0       21,250       18,750       506,275      496,875

--------
(1) Calculated by subtracting the exercise price from $34.56 per share, the closing price of the Company's Common Stock as reported by the Nasdaq Stock Market on December 31, 1999, and multiplying the difference by the number of shares underlying each option.

(2) On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options to purchase 200,000 shares of Common Stock with exercise prices of $10.45 to $14.73. In December 1999, Mr. Kilman was issued 200,000 options at an exercise price of $30.25. In the first quarter of 2000, Mr. Kilman was also granted options to purchase an additional 50,000 shares of Common Stock.

Employment Agreements, Termination of Employment and Change-In-Control Arrangements

  Under the employment agreement between the Company and Mr. Kilman, Mr. Kilman will serve as Chief Executive Officer of the Company. In February 1999, Mr. Kilman's annual base salary was set at $120,000 and he was eligible for an incentive bonus based upon the Company achieving certain performance goals. In February 2000, Mr. Kilman's base salary was increased to $225,000. In February 1999, Mr. Kilman was granted an option to purchase 150,000 shares of Common Stock. Twenty-five (25%) of these stock options vested on February 26, 1999, and the remainder would have vested in three increments of twenty-five (25%) percent each over the next three years. On March 30, 1999, Mr. Kilman voluntarily terminated all of his outstanding options to purchase 200,000 shares of Common Stock at exercise prices ranging from $10.45 to $14.73. In December 1999, Mr. Kilman was issued options to purchase 200,000 share of Common Stock at an exercise price of $30.25. During the first quarter of 2000, Mr. Kilman was issued options to purchase an additional 50,000 shares of Common Stock. If Mr. Kilman's employment by the Company is terminated for any reason, Mr. Kilman has agreed that, for one year after such termination and except for his services for Liraz, he will not engage in any business that competes with the Company's business at the time of the termination.

  Under the employment agreement between the Company and Mr. Somech, the Company pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the Board of Directors of the Company, in its discretion, (c) a performance bonus determined by the Board of Directors of the Company and (d) a car and telephone allowance of $2,000 a month. If Mr. Somech's employment is terminated for any reason (other than by the Company without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly (i) compete with Level 8 Technologies' consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing, (iii) solicit or divert business from Level 8 Technologies or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 Technologies or (v) solicit or hire any person who was an employee of Level 8 Technologies during the term of his employment agreement or assist any business in attempting to do so. On February 26, 1999, Mr. Somech and the Company entered into an amendment to his employment agreement that permits Mr. Somech to retire from the Company at any time during his employment upon three months notice to the Company. Upon his retirement, Mr. Somech will receive retirement benefits of $20,000 per month for a period of two years and his health care benefits will continue during this time or until he obtains alternative health care coverage, whichever is sooner. During his first year of retirement, Mr. Somech has agreed to make himself available to assist the Company and its employees on transition matters.

  Mr. Dmiszewicki was elected to serve as the Chief Operating Officer of the Company on January 27, 1999 and as President in June 1999. Under the employment arrangement between the Company and Steven Dmiszewicki effective December 4, 1998, the Company will pay to Mr. Dmiszewicki an annual base salary of $200,000. His base salary was increased to $225,000 in February 2000. In addition, he is eligible to participate in an incentive bonus program based upon the Company's attainment of certain performance goals. During the first year of his employment, Mr. Dmiszewicki had a bonus potential of up to $200,000. In the event of termination of Mr. Dmiszewicki's employment, other than voluntarily or for cause, his base salary will be continued for twelve
(12) months. In December of 1998, Mr. Dmiszewicki was granted options to purchase 200,000 shares of Common Stock, twenty-five percent (25%) of this stock option vested on December 4, 1998, twenty-five percent (25%) of this stock option vested on December 4, 1999 and the remainder vests in increments of twenty-five percent (25%) over the next two years. In November 1999, he was granted an option to purchase 35,000 shares of Common Stock, all of which vested immediately. He is eligible, at the discretion of the Compensation Committee of the Board of Directors, to receive additional options from time to time.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report by the Compensation Committee of the Board of Directors discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1999 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

  The Compensation Committee of the Board of Directors approves all policies under which compensation is paid or awarded to the Company's executive officers. The Committee is composed of Messrs. Fine, Kilman and Recanati. Mr. Kilman is the Chairman of the Board of Directors and Chief Executive Officer of the Company. Messrs. Fine and Recanati are not employees of the Company.

Compensation Philosophy

  The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Committee has crafted a program that consists of base salary, short-term incentive compensation in the form of a bonus and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

  Each year, the Committee reviews the Company's executive compensation program. In its review, the Committee studies the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

  Each element of the Company's executive compensation program is discussed below.

Base Salaries

  The Committee annually reviews the base salaries of the Company's executive officers. The base salaries for the Company's executive officers for fiscal 1999 are reflected in the Summary Compensation Table and were established by the Committee at the beginning of that fiscal year. In addition to considering the factors listed in the foregoing section that support the Company's executive compensation program generally, the Committee reviews the responsibilities of the specific executive position and the experience and knowledge of the individual in that position. The Committee also measures individual performance based upon a number of factors, including a measurement of the Company's historic and recent financial performance and the individual's contribution to that performance, the individual's performance on non-financial goals and other contributions of the individual to the Company's success, and gives each of these factors relatively equal weight without confining its analysis to a rigorous formula. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

Incentive Compensation

  Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. The Committee does not have a formula for determining bonus payments, but establishes general target bonus levels for executive officers at the beginning of the fiscal year based on relatively equal measures upon the Committee's subjective assessment of the Company's projected revenues and other operational and individual performance factors and may adjust these targets during the year. Bonuses for 1999 were determined by evaluations of individual performance and by the success of the Company.

Long-Term Incentive Compensation

  The Company provides its executive officers with long-term incentive compensation through grants of stock options under the Company's stock option plans. The Committee believes that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive's past performance and the degree to which an incentive for long-term performance would benefit the Company. The size of option grants is comparable to grants by other corporations within the Company's industry that are comparable in size to the Company.

Benefits

  The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

Compensation of the Chief Executive Officer

  Mr. Kilman has served as the Chief Executive Officer of the Company since July 1996 and has been compensated in accordance with the terms of his employment agreement with the Company. See "Executive Compensation--Employment Agreements, Termination of Employment and Change-In-Control Arrangements."

  Submitted by:      THE COMPENSATION COMMITTEE

                     Arie Kilman
                     Theodore Fine
                     Lenny Recanati

Section 162(m) of the Internal Revenue Code

  It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 1999 is non-deductible. The Company's 1995 Stock Incentive Plan and 1997 Stock Option Plan limit to 200,000 and 200,000, respectively, the number of options or shares that may be awarded to any individual in a single year under these plans.

                            STOCK PERFORMANCE GRAPH

  The following graph indicates the Company's cumulative total return to stockholders from July 27, 1995 (the effective date of the Company's registration statement relating to its initial public offering) through December 31, 1999, as compared to cumulative total returns for the Nasdaq Stock Market (U.S.) index and the Media General Business Software and Services Index.

                           [STOCK PERFORMANCE GRAPH]

                           07/27/95 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
                           -------- -------- -------- -------- -------- --------
LEVEL 8 SYSTEMS, INC......  100.00    85.71   221.43   194.64   138.39   493.75
MG GROUP INDEX............  100.00   110.72   126.54   140.83   168.09   253.68
NASDAQ MARKET INDEX.......  100.00   102.74   127.67   156.17   220.26   388.48

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for those persons, management believes that the Company's directors, executive officers and owners of more than 10% of its Common Stock complied with all filing requirements in a timely manner during fiscal 1999, except that Liraz has not filed reports under Section 16 reflecting its purchase of Series A 4% Convertible Redeemable Preferred Stock or the shares granted in exchange for Liraz's guaranty of borrowings under the Company's $10 million term loan. See "Certain Relationships and Related Party Transactions" below. The outside directors of the Company also failed to timely file Form 4 reports evidencing the stock option grants due to the automatic nature of these grants when the Outside Directors Stock Incentive Plan was approved by the Company's stockholders in May 1999.

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Borrowings and Commitments from Liraz

  Under an agreement between Liraz and the Company dated December 31, 1998 (the "Liraz Agreement"), Liraz made a $12 million loan to the Company, which bears simple interest at a rate of 12% a year and matures on June 30, 2000. On May 31, 1999, the Liraz Agreement was amended to change the maturity date from June 30, 2000 to December 15, 2000, and to provide for semiannual interest payments rather than payment of interest at maturity. No other terms of the loan were amended. The Company used part of the proceeds from the issuance of the Series A 4% Convertible Redeemable Preferred Stock to make an $8 million payment to Liraz to pay down the balance of the loan. Liraz had previously committed to provide the Company with up to $7.5 million of working capital payable upon the earlier of March 31, 2001 or the successful completion of an earlier financing providing more than $7.5 million in proceeds to the Company. As a result of raising more than $7.5 million from the issuance of preferred stock and warrants in June 1999, the Liraz commitment terminated. At March 31, 2000 the Company's total indebtedness to Liraz was $4,519,000.

Template Software, Inc. Acquisition

  In December 1999, the Company acquired Template Software, Inc. ("Template") for approximately $64 million in cash and stock. The Company's management team identified Template as a provider of technologies that enables the Company to be one of the first to market with a comprehensive product portfolio representing the next generation of EAI solutions for eBusiness. As part of the Template transaction, the Company obtained an additional $10 million in financing in the form of a 17 month term loan. The financing was guaranteed by Liraz, the Company's principal stockholder, in return for 60,000 shares of the Company's common stock. The number of shares of common stock provided in exchange for the guarantee, was determined by the independent directors of the Company in consultation with an outside appraisal firm and based upon market conditions and the Company's anticipated financing needs at closing. The commitment provides for an interest rate equal to the London Interbank Offered Rate plus 1% annually.

Joint Development Arrangement with Liraz

  The Company and Liraz previously had an agreement for the joint development of certain software for a Microsoft contract. Under the agreement, Liraz and the Company were each to pay 50% of the total project development costs. In exchange for providing 50% of such costs, Liraz was previously entitled to receive royalties of 30% of the first $2 million in contract revenue, 20% of the next $1 million, and 8% thereafter. On April 1, 1998, the agreement was amended to provide that the Company would reimburse Liraz's $1.5 million cost of development and would pay Liraz royalties of 3% of program revenues generated from January 1, 1998 until December 31, 2000. The $1.5 million reimbursement is being amortized over the term of the revised royalty agreement and was paid to Liraz by the delivery of an 8% note payable in three installments in 1998, 1999 and 2000. Additional royalties of $.13 million were paid to Liraz in 1999 for 1998 sales.

  See "Beneficial Ownership of Shares" for a description of the relationships among Liraz and Messrs. Kilman and Recanati, directors of the Company.

Preferred Stock and Warrants

  June 29, 1999, the Company completed a $21 million private placement of 21,000 shares of Series A 4% Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"), convertible into an aggregate of 2.1 million shares of common stock of the Company. Holders of the Series A Preferred Stock are entitled to receive 4% annual cash dividends payable quarterly and will have one vote per share of Series A Preferred Stock, voting together with the common stock and not as a separate class except on certain matters adversely affecting the rights of holders of the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at the option of the Company at a redemption price equal to the original purchase price at any time after June 29, 2000 if the closing price of the Company's common stock over 20 consecutive trading days is greater than $20 per share. The conversion price of the Series A Preferred Stock is subject to certain anti-dilution provisions, including adjustments in the event of certain sales of common stock at a price of less than $10 per share. In the event the Company breaches its obligations to pay dividends when due or issue common stock upon conversion, or the Company's common stock is delisted, the dividend rate on the Series A Preferred Stock would increase to 18% per annum (partially payable in shares of common stock at the option of the Company during the first 60 days of such increased dividend rate). As part of the $21 million financing, the Company also issued the investors warrants to purchase 2.1 million shares of common stock at an exercise price of $10 per share, subject to adjustment. As long as the Series A Preferred Stock is outstanding, the Company may not purchase shares of its common stock or make distributions on its common stock without the consent of the holders of 85% of the outstanding Series A Preferred Stock. The Company has agreed to register the common stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933. The Company is required to make certain payments in the event it is unable to meet its obligations in connection with the Series A Preferred Stock and warrants, such as registration under the Securities Act or issuance of shares of common stock upon conversion or exercise. The aggregate amount of all such payments, together with dividends on the Series A Preferred Stock, is limited to 19% of the liquidation value of the Series A Preferred Stock. Investors in the Series A Preferred Stock and warrants include Advanced Systems Europe B.V., which purchased $10 million of Series A Preferred Stock and warrants in the transaction and is a subsidiary of Liraz Systems Ltd., the Company's principal stockholder.

            PROPOSAL 2: AMENDMENT OF THE COMPANY 1997 STOCK OPTION
                PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON
                    STOCK RESERVED FOR ISSUANCE THEREUNDER

Background

  On May 16, 2000, the Board of Directors of the Company approved (subject to stockholder approval) an amendment to the Company 1997 Stock Option Plan which increases the total number of shares of common stock issuable pursuant to the 1997 Stock Option Plan from 4,000,000 to 5,250,000. The following description of the 1997 Plan is intended only as a summary and is qualified in its entirety by reference to the 1997 Plan.

Purpose

  The purpose of the 1997 Stock Option Plan is to enhance the profitability and value of the Company for the benefit of its stockholders principally by enabling the Company to offer employees and consultants of the Company and its subsidiaries and non-employee directors of the Company stock-based incentives in the Company in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Company stockholders.

Eligibility

  All employees and consultants of the Company and its subsidiaries and non-employee directors of the Company designated by the Board of Directors of the Company to participate in the 1997 Stock Option Plan are eligible to receive options under the 1997 Stock Option Plan.

Available Shares

  If the proposed amendment is approved, options covering a maximum of 5,250,000 shares of common stock may be issued under the 1997 Stock Option Plan. Options covering a maximum of 200,000 shares may be granted to any single individual in any one fiscal year. If an option expires, terminates or is cancelled, the unissued shares of common stock subject to the option will again be available under the 1997 Stock Option Plan.

Terms of Stock Options

  Under the 1997 Stock Option Plan, options granted to employees may be in the form of incentive stock options or nonqualified stock options. Options granted to consultants or nonemployee directors may only be nonqualified stock options. The committee that administers the 1997 Plan (see "Administration" below) (the "Committee") will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a 10% stockholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the common stock at the time of the grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value). The exercise price of a nonqualified stock option will be determined by the Committee.

  The option price upon exercise may be paid in cash or, if so determined by the Committee, in shares of common stock by a reduction in the number of shares of common stock issuable upon the exercise of the option or by such other method as the Committee determines. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes. At the discretion of the Committee, options may provide for "reloads" (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

  Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable (except by will or the laws of descent and distribution).

  Options may not be granted after the tenth anniversary of the 1997 Stock Option Plan's adoption.

Change in Control

  Unless otherwise determined by the Committee at the time of the grant, upon a change in control (as defined in the 1997 Stock Option Plan), all of the options automatically will become fully exercisable. However, unless otherwise determined by the Committee at the time of the grant, no acceleration or exercisability of an option will occur, if the Committee determines prior to a change in control that the option will be honored or assumed or new rights substituted immediately following the change in control; provided that, the new rights or alternative option is based on stock which is or will be traded on an established securities market, contains at least substantially equivalent terms and conditions as the option being assumed, and has substantially equal earnings value.

Certain Reorganizations

  The 1997 Stock Option Plan provides for appropriate adjustments of the number and kind of shares to be issued upon exercise of an option and of the exercise price to reflect changes in the capital structure of the corporation, stock splits, recapitalizations, mergers and reorganizations.

Amendment or Termination of the 1997 Stock Option Plan

  The 1997 Stock Option Plan may be amended by the Board of Directors of the Company, except that stockholder approval of amendments will be required among other things (a) to the extent stockholder approval is required by 16b-3 under the Securities Exchange Act of 1934, as amended, and (b) to (i) increase the maximum number of shares subject to options granted in a fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the 1997 Stock Option Plan, or (iv) increase the number of shares that may be issued under the 1997 Stock Option Plan. The 1997 Stock Option Plan is effective for 10 years from the date the 1997 Stock Option Plan was adopted during which time options may be granted.

Administration

  The 1997 Stock Option Plan will be administered by the Committee, which will include two or more "non-employee" and "outside" directors. However, with respect to option grants to non-employee directors and any action under the 1997 Stock Option Plan relating to options held by non-employee directors, the Committee will consist of the entire Board of Directors. The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders. Decisions by the Board of Directors or the Committee with respect to the 1997 Stock Option Plan are final and binding.

Benefits to Named Executive Officers and Others

  As of May 15, 2000, stock options had been granted to the persons and groups shown in the table below. The Committee has not yet made any determination as to which eligible participants will be granted options under the 1997 Stock Option Plan in the future. Consequently, it is not presently determinable with respect to the persons and groups shown in the table below, the benefits and or amounts that will be received in the future by such persons or groups pursuant to the 1997 Stock Option Plan.

                                                                  Number of
Name and Position                                              Options Granted
-----------------                                              ---------------
Arie Kilman, Chief Executive Officer and Chairman of the
 Board........................................................      250,000
Steven Dmiszewicki, President and Director Nominee............      335,000
Samuel Somech, Chief Technology Officer and Director..........      100,000
Dennis McKinnie, Senior Vice President........................      110,000
Renee Fulk, Chief Financial Officer...........................       55,000
Current Executive Officers as a Group.........................      785,000
Theodore Fine, Director.......................................        6,000
Michel Berty, Director........................................       12,000
Robert M. Brill, Director.....................................       18,000
All Current Non-Executive Directors as a Group................       36,000
All Non-Executive Officer Employees as a Group................    3,084,009

Federal Income Tax Consequences

  Incentive Stock Options. An optionee will not recognize income upon the grant or exercise of an incentive stock option. Instead, the optionee will be taxed at the time he or she sells the stock purchased pursuant to the option. The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be a long-term capital gain, and the Company will not be entitled to a deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for it prior to the expiration of the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

  Non-Qualified Stock Options. An optionee will not recognize income upon the grant of a non-qualified stock option under the 1997 Stock Option Plan or at any time prior to the exercise of the option or a portion thereof. Generally, at the time the optionee exercises a non-qualified option or portion thereof, the optionee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and the Company will then entitled to a corresponding deduction. At that time, the Company will be subject to income tax withholding requirements and will have the right to require an optionee who is or was an employee of the Company to remit in cash to the Company an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock.

  A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

  The foregoing is a summary discussion of certain federal income tax consequences to optionees under the Internal Revenue Code and should not be construed as legal, tax or investment advice. ALL 1997 STOCK OPTION PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Stockholder Approval

  The Company's Board of Directors seeks stockholder approval because such approval is required under the Internal Revenue Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any non-qualified options granted under the 1997 Stock Option Plan.

  Approval of this proposal will require the affirmative vote of a majority of the votes cast. As of the record date for the Company special meeting, Liraz, together with the executive officers and directors of the Company, has the right to vote 4,821,642 shares, representing, as of May 23, 2000, approximately 35.4% of the outstanding Voting Stock, and has advised the Company that it intends to vote in favor of this proposal. The Company has the right to vote another 1,000,000 shares, representing 7.3% of the outstanding Voting Stock, and intends to cause these shares to be voted in favor of this proposal. Proxies solicited by the Company Board of Directors will be voted FOR this proposal, unless stockholders specify otherwise.

  The Board of Directors of the Company recommends a vote FOR the proposed amendment to the 1997 Stock Option Plan.

               STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

  Stockholders wishing to submit a proposal for action at the Company's 2001 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials relating thereto must provide a written copy of the proposal to the Secretary of the Company at its principal executive offices not later than January 24, 2001 and must otherwise comply with the rules of the Securities and Exchange Commission relating to stockholder proposals. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent shall furnish appropriate documentation within 21 days after receiving such request. Stockholders who submit proposals must, in all other respects, comply with Rule 14a-8 under the Exchange Act. If a proponent fails to notify the Company at least forty-five
(45) days prior to the month and day of the prior year's proxy statement, then the management proxies would be allowed their discretionary voting authority when the proposal is presented at the Annual Meeting, without any discussion of the matter in the proxy statement.

                            INDEPENDENT ACCOUNTANTS

  PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") is currently the Company's independent accountants and has been since fiscal 1998. From January 28, 1998 until December 15, 1998, Grant Thornton LLP had been designated as the Company's independent accountants and had audited the Company's Consolidated Financial Statements for fiscal 1997. Prior thereto, Lurie, Besikof, Lapidus & Co., LLP had been the Company's auditors. A representative of PricewaterhouseCoopers is expected to be present at the Annual Meeting.

  On December 15, 1998, the Company dismissed Grant Thornton as its independent auditors. The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The decision to dismiss Grant Thornton was made in conjunction with the recently announced acquisition of Seer by the Company. Given the size of the Company following the acquisition of Seer, the Company believed that it required a larger firm with greater resources. Grant Thornton served as independent auditors of the Company since January 1998, succeeding Lurie Besikof who served as independent auditors to the Company (and the Company's predecessor entities) for the ten years preceding its January 28, 1998 replacement by Grant Thornton. None of Grant Thornton's reports on the Company's financial statements contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Excerpts from the Company's Form 8-K filed January 22, 1999 describing certain reportable events under Item 304 of Regulation S-K are attached hereto as Appendix A and incorporated herein by reference.

  On January 28, 1998, the Company replaced Lurie Besikof as its independent auditors with Grant Thornton. The decision to change independent auditors was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The decision was based on advice the Company received from the investment banking firm that was providing financial guidance to the Company at the time. Lurie Besikof served as independent auditors to the Company (and the Company's predecessor entities) for the ten years preceding its January 28, 1998 replacement. During these ten years, there have been no disagreements with Lurie Besikof regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                                 ANNUAL REPORT

  The Company's 1999 Annual Report to Stockholders is being mailed to the Company's stockholders with this Proxy Statement. Such materials are not part of the proxy soliciting materials.

                                 OTHER MATTERS

  Management is not aware of any other matters to be considered at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy in their discretion to vote the proxies in accordance with their judgment of such matters.

                                          By Order of the Board of Directors,
                                          /s/ Arie Kilman
                                          ---------------
                                          Arie Kilman
                                          Chairman of the Board

THE COMPANY WILL UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, LEVEL 8 SYSTEMS, INC., 8000 REGENCY PARKWAY, CARY, NORTH CAROLINA 27511.

May 24, 2000

                                                                     APPENDIX A

                  Excerpts from the Company's Current Report
                     on Form 8-K filed on January 22, 1999

  In connection with the preparation of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998, the Company discussed with Grant Thornton whether the Company should recognize as revenue in the third quarter of 1998 $2.96 million the Company had billed Microsoft. The Company expressed the view that all of that revenue should be reflected in the third quarter. Grant Thornton expressed the view that none of that revenue should be reflected in the third quarter. After discussion, the Company deferred the recognition of all such revenue and indicated in the Form 10-Q that it was in the process of determining how long generally accepted accounting principles required the Company to continue to defer recognizing such revenue. Subject to the foregoing, there have been no disagreements with Grant Thornton regarding any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

  In planning and performing the audit of the financial statements of the Company for the year ended December 31, 1997, Grant Thornton noted certain internal control structure matters that it considered reportable conditions under standards established by the American Institute of Certified Public Accountants. Reportable conditions involve matters relating to significant deficiencies in the design or operation of the internal control structure that could adversely affect the organization's ability to record, process, summarize, and report financial data consistent with the assertions of management in the financial statements.

  On or about May 7, 1998, Grant Thornton provided the Company with an audit communications letter regarding such reportable conditions. These reportable conditions are discussed below.

  Software Service Transactions. During 1997, the Company began entering into multi-year contracts that were non-cancelable or included significant cancellation penalties. To entice customers to sign for this extended period of time, the Company offered substantial discounts or free service periods. Grant Thornton recommended that the Company recognize the complexity of these arrangements and the need to address the effects on revenue recognition. Due to the unique circumstances surrounding these types of transactions, Grant Thornton stressed the importance of the Company's Chief Financial Officer reviewing these contracts on a case-by-case basis, with specific emphasis on ensuring proper revenue recognition by reviewing cancellation provisions and allocations of revenue and discounts to products covered by the contract. Grant Thornton identified that there were no standard agreements--each was separately negotiated and accordingly the terms of each agreement needed to be assessed for revenue recognition issues. Grant Thornton suggested that this made it difficult for the Company personnel to determine revenue recognition under SOP 91-1, and may become an even greater issue under SOP 97-2. Grant Thornton noted that accounting personnel of the Company appeared to be unaware of certain key transactions, or aspects of transactions, which may have been a result of a lack of adequate communication.

  Cash Collections and Billings. Grant Thornton noted that cash collections had been "poor" throughout 1997 and early 1998. Grant Thornton identified a number of factors:

  . Lack of written documentation and purchase orders from customers to support sales, before the amount was invoiced.

  . Lack of communication between sales and accounting departments of delivery and payment terms, leading to problems when collection calls were made by the accounting staff.

  . Long lead times between performance of work and the sending of invoices to customers.

  Grant Thornton recommended that management of the Company develop formal credit and collection policies providing for regular follow-up communication with customers once accounts are 30 days past due. Grant Thornton also recommended that management of the Company consider using sales personnel to help with collections, in an appropriate manner. The Company paid commissions upon recognition of a sale, and Grant Thornton recommended that the Company consider payment only after the Company is paid. Grant Thornton also recommended that management develop an objective formula to determine the minimum amount of the allowance for doubtful accounts.

  During its audit of the Company for fiscal 1997, Grant Thornton noted items that gave rise to concerns encompassing the timeliness and efficiency of the Company's billing process and the accuracy of information provided to customers. According to Grant Thornton, lack of an efficient process had led to relatively large amounts being recorded as "unbilled" receivables. In addition, Grant Thornton noted that numerous problems were encountered when collecting amounts recorded as overdue with customers stating they had received invoices only days prior to the collection call. Grant Thornton suggested that systems should be implemented to ensure all expense claims and time sheets are received on a timely basis, and unbilled revenue should be maintained at zero or an insignificant amount.

  Software Development Costs. FASB 86 requires that costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Technological feasibility is established upon completion of a detailed program design or, in its absence, completion of a working model. Thereafter, all software production costs shall be capitalized and subsequently reports at the lower of unamortized cost or net realizable value. Capitalized costs are amortized based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product.

  Grant Thornton suggested that sensitive decisions relating to capitalization and amortization of software development costs should be documented and supported. All details, such as date of and rationale behind technological feasibility and the date of general availability for sale to the public, should be recorded.

  Insufficient Accounting Personnel. According to Grant Thornton, staffing levels at the Company did not appear sufficient to deal with the growth in the Company's sales. In addition, the accounting clerk at the Company resigned effective December 31, 1997, which Grant Thornton suggested resulted in delays in performing routine accounting functions such as cash collections and billings as well as providing schedules required to complete the year-end audit.

  The Company's Chief Financial Officer performed or assisted in practically all of the Company's accounting functions, account reconciliations, general ledger posting, financial reporting and various others. Grant Thornton believed that by its involvement in such a myriad of activities, chances of errors were increased. Grant Thornton believed that priorities should be redirected from daily mundane bookkeeping chores to more important functions. Grant Thornton recommended that management perform a review of staffing levels at the Company and hire additional staff where required.

  Lack of Internal Controls and Accounting Systems--General. Grant Thornton reported that the size of the Company's accounting department precluded strict segregation of accounting functions and a detailed system of internal controls. Grant Thornton believed there were a number of areas in which controls and systems could be improved.

                                 [LEVEL 8 LOGO]

PROXY--COMMON STOCK

                             LEVEL 8 SYSTEMS, INC.
      Proxy Solicited by The Board of Directors for the Annual Meeting of
                          Stockholders--June 16, 2000

  The undersigned hereby appoints STEVEN DMISZEWICKI and DENNIS MCKINNIE as Proxies, or either of them, with full power of substitution, and hereby authorizes them to vote, as designated below, all shares (unless a lesser number is specified on the other side) of Common Stock, par value $.001 per share of Level 8 Systems, Inc. (the "Company") that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 16, 2000 or any adjournments thereof, with all powers the undersigned would possess if personally present, for (i) the election of directors, (ii) the approval of an amendment to the Company's 1997 Stock Option Plan, and in their discretion with respect to matters incident to the conduct of the meeting and matters as to which the Board of Directors does not know, as of a reasonable time before the solicitation of this proxy, are to be presented at the meeting.

  The shares represented by this proxy will be voted as directed by the undersigned stockholder. If no direction is given, such shares will be voted FOR each of Proposals 1 through 2 and in the discretion of the proxy holder(s) with respect to other matters properly brought before the meeting, including any adjournments thereof.

 1. Proposal to elect Arie Kilman, Michel Berty, Robert M. Brill, Theodore Fine, Steven Dmiszewicki, Lenny Recanati, and Samuel Somech as directors of the Company.

  [_] FOR  [_] WITHHELD

  (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

          -----------------------------------------------------------

                 (Continued and to be SIGNED on the Next Page)

 2. Proposal to approve an amendment to the Company's 1997 Stock Option Plan to increase the number of shares of Common Stock subject to awards under the plan from 4,000,000 shares to 5,250,000 shares.

  [_] FOR   [_] AGAINST    [_] ABSTAIN

  The Board of Directors recommends a vote FOR each of Proposals 1 through 2.

                                                  Please mark and date the
                                                  proxy and sign your name as
                                                  it appears hereon. If exe-
                                                  cuted by a corporation, a
                                                  duly authorized officer must
                                                  sign by name and title. Ex-
                                                  ecutors, administrators and
                                                  trustees must so indicate
                                                  when signing. If shares are
                                                  held jointly, EACH holder
                                                  must sign.

                                                  Dated _________________, 2000

                                                  -----------------------------

                                                  -----------------------------
                                                         Signature(s) of
                                                         Stockholder(s)